Exhibit 99.3

SCG MALAYSIA HOLDINGS SDN. BHD.
(An Indirect Wholly-Owned Subsidiary of
ON Semiconductor Corporation)

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2000 and 2001 and for

the Period from August 4, 1999 through December 31, 1999

and the Years Ended December 31, 2000 and 2001

Report of Independent Accountants

To The Board of Directors and
Stockholder of SCG Malaysia Holdings Sdn. Bhd.

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholder’s equity and cash flows present fairly, in all material respects, the financial position of SCG Malaysia Holdings Sdn. Bhd. and its subsidiaries (an indirect wholly-owned subsidiary of ON Semiconductor Corporation) at December 31, 2001 and December 31, 2000, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000 and for the period from August 4, 1999 through December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         The Company has extensive transactions and relationships with ON Semiconductor Corporation and its affiliates. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Phoenix, Arizona
February 5, 2002

SCG MALAYSIA HOLDINGS SDN. BHD.
(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)
CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31,	December 31,	September 27,
	2000	2001	2002

			(unaudited)
ASSETS

Cash and cash equivalents	$53.1	$1.4	$10.3

Receivables, net	0.3	7.5	0.1

Inventories, net	4.4	0.4	0.7

Other current assets	6.6	5.2	3.6

Due from affiliates	4.4	5.4	18.6

Income taxes receivable	4.1	7.1	8.5

Deferred income taxes	0.5	1.2	0.4

Total current assets	73.4	28.2	42.2

Property, plant and equipment, net	118.4	131.2	109.0

Total assets	$191.8	$159.4	$151.2

LIABILITIES AND STOCKHOLDER’S EQUITY

Accounts payable	$14.4	$17.4	$8.1

Accrued expenses	3.4	3.8	3.3

Total current liabilities	17.8	21.2	11.4

Other long-term liabilities	5.1	4.1	4.3

Notes payable to affiliate	114.4	89.4	89.4

Deferred income taxes	3.1	0.7	2.1

Total liabilities	140.4	115.4	107.2

Commitments and contingencies	—	—	—

Common stock (200,000,000 authorized, 147,517,167 shares issued and outstanding)	38.8	38.8	38.8

Additional paid-in capital	7.2	10.0	11.5

Retained earnings (accumulated deficit)	5.4	(4.8)	(6.3)

Total stockholder’s equity	51.4	44.0	44.0

Total liabilities and stockholder’s equity	$191.8	$159.4	$151.2

See accompanying notes to consolidated financial statements.

SCG MALAYSIA HOLDINGS SDN. BHD.
(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions)

	August 4	Year Ended		Nine Months Ended
	through	December 31,
	December 31,			September 28,	September 27,
	1999	2000	2001	2001	2002

				(unaudited)	(unaudited)

Sales to affiliates	$174.6	$359.8	$99.1	$86.6	$68.8

Cost of sales	153.5	330.9	86.6	66.8	58.4

Gross profit	21.1	28.9	12.5	19.8	10.4

Operating expenses:

Research and development	0.2	—	—	—	—

Selling and marketing	0.2	—	—	—	—

General and administrative	4.2	10.3	8.8	10.8	6.1

Restructuring and other charges	—	—	9.4	9.4	(1.9)

Total operating expenses	4.6	10.3	18.2	20.2	4.2

Operating (loss) income	16.5	18.6	(5.7)	(0.4)	6.2

Interest expense	(4.6)	(10.3)	(8.4)	(6.3)	(6.1)

Income (loss) before income taxes	11.9	8.3	(14.1)	(6.7)	0.1

Income tax benefit (provision)	(1.0)	6.0	3.9	1.4	(1.6)

Net income (loss)	$10.9	$14.3	$(10.2)	$(5.3)	$(1.5)

See accompanying notes to consolidated financial statements.

SCG MALAYSIA HOLDINGS SDN. BHD.
(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)
CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY (DEFICIT)
(in millions, except share data)

			Additional	Retained Earnings
	Common Stock	Common	Paid-In	(Accumulated
	(shares)	Stock	Capital	Deficit)	Total

Stock issuance in connection with the August 4, 1999 Recapitalization	147,517,167	$38.8	$—	$(19.8)	$19.0

Contributed services by Parent		—	1.8	—	1.8

Comprehensive income:

Net income		—	—	10.9	10.9

Comprehensive income				10.9	10.9

Balance at December 31, 1999	147,517,167	38.8	1.8	(8.9)	31.7

Contributed services by Parent		—	5.4	—	5.4

Comprehensive income:

Net income		—	—	14.3	14.3

Comprehensive income				14.3	14.3

Balance at December 31, 2000	147,517,167	38.8	7.2	5.4	51.4

Contributed services by Parent		—	2.8	—	2.8

Comprehensive income (loss):

Net loss		—	—	(10.2)	(10.2)

Comprehensive loss				(10.2)	(10.2)

Balance at December 31, 2001	147,517,167	38.8	10.0	(4.8)	44.0

Contributed services by Parent (unaudited)		—	1.5	—	1.5

Comprehensive income (loss) (unaudited):

Net loss (unaudited)		—	—	(1.5)	(1.5)

Comprehensive loss (unaudited)				(1.5)	(1.5)

Balance at September 27, 2002 (unaudited)	147,517,167	$38.8	$11.5	$(6.3)	$44.0

See accompanying notes to consolidated financial statements.

SCG MALAYSIA HOLDINGS SDN. BHD.
(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	August 4	Year Ended		Nine Months Ended
	through	December 31,
	December 31,			September 28,	September 27,
	1999	2000	2001	2001	2002

				(unaudited)	(unaudited)

Cash flows from operating activities:

Net income (loss)	$10.9	$14.3	$(10.2)	$(5.3)	$(1.5)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	14.0	28.9	32.7	22.0	23.6

Net (gain) loss on disposals of property, plant and equipment	0.4	0.2	5.6	(0.7)	0.1

Non-cash write-down of property, plant and equipment	—	—	0.9	0.9	—

Non-cash support costs provided by Parent	1.8	5.4	2.8	2.2	1.5

Deferred income taxes	0.1	(4.9)	(3.1)	(2.0)	2.2

Changes in assets and liabilities:

Receivables	(1.3)	1.5	(7.2)	0.1	7.4

Inventories	(0.4)	24.6	4.0	3.8	(0.3)

Other assets	—	(4.7)	1.4	0.5	1.6

Due from affiliates	(11.8)	7.1	(6.8)	(10.2)	(8.9)

Accounts payable	2.0	3.4	3.0	(3.1)	(9.3)

Accrued expenses	(1.6)	1.1	0.4	4.0	(0.5)

Income taxes receivable	(0.1)	(4.1)	(3.0)	(1.6)	(1.4)

Other long-term liabilities	3.6	1.5	(1.0)	(0.7)	0.2

Net cash provided by operating activities	17.6	74.3	19.5	9.9	14.7

Cash flows from investing activities:

Purchases of property, plant and equipment	(9.5)	(49.5)	(47.4)	(34.5)	(5.9)

Proceeds from sales of property, plant and equipment	2.3	13.0	1.2	0.8	0.1

Net cash used in investing activities	(7.2)	(36.5)	(46.2)	(33.7)	(5.8)

Cash flows from financing activities:

Proceeds from borrowings from affiliate	22.2	—	—	—	—

Repayment of borrowings to affiliate	—	(22.2)	(25.0)	(25.0)	—

Net cash from Motorola in connection with Recapitalization	4.9	—	—	—	—

Net cash provided by (used in) financing activities	27.1	(22.2)	(25.0)	(25.0)	—

Net increase (decrease) in cash and cash equivalents	37.5	15.6	(51.7)	(48.8)	8.9

Cash and cash equivalents, beginning of period	—	37.5	53.1	53.1	1.4

Cash and cash equivalents, end of period	$37.5	$53.1	$1.4	$4.3	$10.3

See accompanying notes to consolidated financial statements.

Note 1: Background and Basis of Presentation

SCG Malaysia Holdings Sdn. Bhd. (the “Company” or “SCG Malaysia”) is a wholly-owned subsidiary of Semiconductor Components Industries, LLC (“SCI LLC” or “Parent”), which is a wholly-owned subsidiary of ON Semiconductor Corporation (“ON Semiconductor”.) The Company and its wholly-owned subsidiary, SCG Industries Malaysia Sdn. Bhd., are located in Seremban, Malaysia and are primarily engaged in the manufacture of semiconductor products. Formerly known as the Semiconductor Components Group of the Semiconductor Products Sector of Motorola, Inc., ON Semiconductor was a wholly-owned subsidiary of Motorola Inc. (“Motorola”) prior to its August 4, 1999 recapitalization (the “Recapitalization”). ON Semiconductor continues to hold, through direct and indirect subsidiaries, substantially all the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector. The Company was capitalized by the issuance of 147,517,167 shares of common stock to SCI LLC in connection with the Recapitalization.

On August 4, 1999, ON Semiconductor was recapitalized and certain related transactions were effected pursuant to an agreement among ON Semiconductor, the Company, Motorola and affiliates of Texas Pacific Group (“TPG”). As a result of the Recapitalization, an affiliate of TPG owned approximately 91% and Motorola owned approximately 9% of the outstanding common stock of ON Semiconductor. In addition, as part of these transactions, TPG received 1,500 shares and Motorola received 590 shares of ON Semiconductor’s mandatorily redeemable preferred stock with a liquidation value of $209 million plus accrued and unpaid dividends. Motorola also received a $91 million junior subordinated note issued by SCI LLC. Cash payments to Motorola in connection with the Recapitalization were financed through equity investments by affiliates of TPG totaling $337.5 million, borrowings totaling $740.5 million under SCI LLC’s $875 million senior bank facilities and the issuance of $400 million of 12% senior subordinated notes due August 2009. Because TPG’s affiliate did not acquire substantially all of ON Semiconductor’s common stock, the basis of ON Semiconductor’s assets and liabilities for financial reporting purposes was not impacted by the Recapitalization.

Prior to November 1, 2000, the Company produced a portion of its die requirements internally and purchased its remaining requirements from an affiliated company. The Company then converted such die into semiconductor products and then sold such products to an affiliated company. Effective November 1, 2000, the Company sold its existing inventories at a cost of $20.5 million, excluding wafers, to another affiliated company and now performs assembly and test manufacturing services for that affiliated company on a consignment basis.

SCI LLC incurs certain manufacturing and information technology support costs that directly benefit its various manufacturing affiliates including the Company. Although such costs are not recorded in the Company’s local statutory accounts and are not deductible for local tax purposes, they have been allocated to the Company and reflected in the accompanying consolidated financial statements as cost of sales with an offsetting capital contribution from SCI LLC. The allocations utilized in arriving at the amounts reflected in the accompanying consolidated financial statements are based on assumptions that management believes are reasonable in the circumstances; however, such allocations are not necessarily indicative of the costs that would have been incurred by the Company had it operated as a stand-alone entity.

The accompanying unaudited financial statements as of September 27, 2002 and for the nine months ended September 28, 2001 and September 27, 2002, respectively, have been prepared in accordance with generally accepted accounting principles for interim financial information and on the same basis of presentation as the audited financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for financial statements. In the opinion of the Company’s management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The footnote disclosures related to the interim financial information included herein are also unaudited.

Note 2: Liquidity

The Company’s primary cash needs, both in the short term and in the long term will focus on capital spending and working capital. Although there can be no assurances, management believes that cash flow from operations coupled with existing cash and cash equivalent balances will be adequate to fund the Company’s operating and cash flow needs through December 31, 2002. The Company has extensive transactions and relationships with its affiliates and is also dependant on their operating performance to generate cash in the future. To the extent that actual results or events differ from the Company’s financial projections and business plans, the Company may be reliant upon Parent to provide additional funding.

Note 3: Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of valuation allowances relating to receivables and inventories; reserves for customer incentives, restructuring charges and pension obligations; and, the fair values of financial instruments (including derivative financial instruments). Actual results could differ from these estimates.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories consist of raw materials and are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis), or market.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and are depreciated over useful lives of 30-40 years for buildings and 3-20 years for machinery and equipment using straight-line and accelerated methods. Expenditures for maintenance and repairs are charged to operations in the year in which the expense is incurred. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

Impairment of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets for impairment by comparing the carrying amount of the assets to the estimated undiscounted future cash flows associated with them. In cases where the undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized for the amount by which the carrying value exceeds the fair value of the assets. The fair value is determined based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

Revenue Recognition

Prior to November 1, 2000, the Company recognized revenue when semiconductor products were delivered to the affiliated company. These revenues included the cost of raw materials inventory purchased from third-parties and affiliates plus a markup based on an intercompany transfer pricing agreement. Effective November 1, 2000, the Company recognizes revenue when assembly and test services are completed on inventory consigned in from affiliates and the related products are delivered to the affiliated company. Revenues include the cost of wafers purchased from third-parties and the assembly and test services performed plus a markup based on an intercompany transfer pricing agreement.

Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized.

Foreign Currencies

The Company utilizes the U.S. dollar as its functional currency. The net effects of gains and losses from foreign currency transactions and from the translation of foreign currency financial statements into U.S. dollars are included in current operations.

Related Party Transactions

The Company has extensive transactions and relationships with ON Semiconductor and its affiliates including intercompany pricing agreements and certain manufacturing and information technology support agreements. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. Under this standard, asset retirement obligations will be recognized when incurred at their estimated fair value. In addition, the cost of the asset retirement obligation will be capitalized as a part of the assets’ carrying value and depreciated over the assets’ remaining useful life. The Company will be required to adopt SFAS No. 143 effective January 1, 2003. The Company has not yet determined the impact of SFAS No. 143 on its financial condition or results of operations.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 requires that all long-lived assets (including discontinued operations) that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company adopted SFAS No. 144 as of January 1, 2002. Such adoption did not impact the Company’s financial condition or results of operations.

Note 4: Property, Plant and Equipment

Property, plant and equipment consists of the following at December 31, 2000 and 2001 (in millions):

	December 31,	December 31,
	2000	2001

Property, plant and equipment, net:

Buildings	$43.8	$44.8

Machinery and equipment	248.2	249.1

Total property, plant and equipment	292.0	293.9

Less: Accumulated depreciation	(173.6)	(162.7)

	$118.4	$131.2

Depreciation expense totaled $14.0 million, $28.9 million and $32.7 million for the period from August 4, 1999 to December 31, 1999, and the years ended December 31, 2000 and 2001, respectively.

Note 5: Notes Payable to Affiliate

In conjunction with the Recapitalization, the Company entered into notes payable with an affiliate totaling $114.4 million. Borrowings under the notes payable bear interest at 9.3% (payable monthly) and are due July 31, 2011. As of December 31, 2000 and 2001, $114.4 million and $89.4 million, respectively, was outstanding under these notes payable.

Cash paid for interest was $3.0 million, $9.1 million and $8.4 million during the period from August 4, 1999 to December 31, 1999, and the years ended December 31, 2000 and 2001, respectively.

Note 6: Income Taxes

The income tax provision (benefit) is as follows (in millions):

	August 4, 1999
	through	Year ended December 31,
	December 31,
	1999	2000	2001

Current	$1.0	$(1.2)	$(0.8)

Deferred	—	(4.8)	(3.1)

	$1.0	$(6.0)	$(3.9)

A reconciliation of the Malaysia statutory income tax rate to the Company’s effective income tax is as follows:

	August 4, 1999
	through	Year ended December 31,
	December 31,
	1999	2000	2001

Malaysia statutory rate	28.0%	28.0%	(28.0)%

Increase (decrease) resulting from:

Tax holiday	(30.1)	—	—

Reinvestment allowances	—	(123.4)	(9.6)

Non-deductible corporate expense allocation	10.5	18.2	3.0

Other	—	4.9	6.9

	8.4%	(72.3)%	(27.7)%

Deferred tax assets (liabilities) at December 31, 2000 and 2001 are as follows (in millions):

	Year ended December 31,

	2000	2001

Reserves and accruals	$0.4	$0.2

Other	0.2	1.2

Gross deferred tax asset	0.6	1.4

Property, plant and equipment	(3.2)	(0.9)

Net deferred tax asset (liability)	$(2.6)	$0.5

Cash paid for income taxes was $0.0 million, $3.0 million and $2.2 million during the period from August 4, 1999 to December 31, 1999, and for the years ended December 31, 2000 and 2001, respectively.

Note 7: Employee Benefit Plans

The Company has a noncontributory pension plan that covers most employees. The benefit formula is dependent upon employee earnings and years of service. The Company’s policy is to fund the plan in accordance with the requirements and regulations of Malaysian labor laws. Benefits under the pension plan are valued using the projected unit credit method.

The following is a summary of the status of the pension plan and the net periodic pension cost as of and for the years ended December 31, 2000 and 2001 (dollars in millions):

	Year Ended December 31,

	2000	2001

Assumptions used to value the Company’s pension obligations are as follows:

Expected return on plan assets	7.0%	5.5%

Discount rate	7.0%	5.5%

Change in Benefit Obligation:

Benefit obligation, beginning of period	$4.4	$5.1

Service cost	0.5	0.5

Interest cost	0.3	0.3

Curtailment gain	—	(0.4)

Actuarial loss	—	0.1

Benefits paid	(0.1)	(1.5)

Benefit obligation, end of period (included in other long term liabilities in the accompanying balance sheet)	$5.1	$4.1

	Period from	Year Ended December 31,
	August 4, 1999 to
	December 31, 1999	2000	2001

Assumptions used to determine pension costs are as follows:

Discount rate	6.5%	6.5%	7.0%

Expected return on assets	6.5%	6.5%	7.0%

Rate of compensation increase	6.5%	7.0%	5.5%

Components of net periodic pension cost:

Service cost	$0.2	$0.5	$0.5

Interest cost	0.1	0.3	0.3

Curtailment gain	—	—	(0.3)

Net periodic pension cost	$0.3	$0.8	$0.5

Note 8: Foreign Currency Exchange Contracts

The Company’s foreign currency exposures are included in ON Semiconductor’s worldwide foreign currency exposure management program. ON Semiconductor aggregates the forecasted foreign currency exposures for each of its subsidiaries on a monthly basis and enters into forward currency contracts in order to reduce its overall exposure to the effects of currency fluctuations on its results of operations and cash flows. Prior to January 1, 2001, the Company entered into its own foreign currency contracts. The Company’s net foreign currency transaction losses included in the accompanying consolidated statement of operations for the period from August 4, through December 31, 1999 and for the years ended December 31, 2000 and 2001 are $0.2 million, $0.6 million and $0.2 million, respectively. The following schedule shows the notional amounts of net foreign exchange positions in U.S. dollars as of December 31, 2000 (in millions):

2000
Buy
(Sell)

Japanese Yen	$2.3

Malaysian Ringgit	19.4

Euro	1.8

Other	2.0

$25.5

Note 9: Fair Value of Financial Instruments

The Company uses the following methods to estimate the fair values of its financial instruments:

Cash and Cash Equivalents

The carrying amount approximates fair value due to the short-term maturities of such instruments.

Notes Payable to Affiliates

Due to the related party nature of the notes payable to affiliates, it was not practicable to estimate their fair values due to the inability to obtain quoted market prices or determine current market rate for similar related party notes payable. At December 31, 2000 and 2001, the carrying value of the notes payable to affiliates was $114.4 million and $89.4 million, respectively.

Foreign Currency Exchange Contracts

Forward foreign exchange contracts are valued at current foreign exchange rates for contracts with similar maturities.

Note 10: Commitments and Contingencies

Legal Matters

On Semiconductor and SCI LLC are currently involved in a variety of legal matters that arose in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters will have a material adverse effect on ON Semiconductor’s financial condition, results of operations or cash flows.

Common Stock Collateral Pledge

On May 6, 2002, ON Semiconductor issued $300 million of notes pursuant to a Rule 144A Regulation S offering that was exempt from registration requirements of the Federal Securities laws. The notes are jointly and severally guaranteed on a senior basis by ON Semiconductor’s domestic restricted subsidiaries that are also guarantors under its senior subordinated notes. In addition, the notes and guarantees are secured on a second priority basis by the capital stock or other equity interests of ON Semiconductor’s domestic subsidiaries, 65% of the capital stock or other equity interests of its foreign subsidiaries, which includes the Company and certain of its affiliates, and substantially all other assets, in each case that are held by ON Semiconductor or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

Note 11: Restructuring and Other Charges

         The activity related to the Company’s restructuring reserve is as follows (in millions):

	Reserve			Reserve				Reserve
	Balance at	2001	2001	Balance at	2002	2002		Balance at
	12/31/2000	Charges	Usage	12/31/2001	Charges	Usage	Adjustments	9/27/2002

June 2001 Restructuring Program	$—	$—	$—	$—	$—	$—	$—	$—

Cash employee separation charges	—	4.4	(2.7)	1.7	—	—	(1.7)	—

Cash exit costs	—	0.6	—	0.6	—	(0.4)	(0.2)	—

Non-cash fixed asset write-offs	—	0.9	(0.9)	—	—	—	—	—

March 2001 Restructuring Program

Cash employee separation charges	—	3.5	(3.5)	—	—	—	—	—

	$—	$9.4	$(7.1)	$2.3	$—	$(0.4)	$(1.9)	$—

June 2001 Restructuring Program

         In June 2001, the Company recorded charges totaling $5.9 million for costs associated with its restructuring programs. These programs were in response to rapidly changing economic circumstances requiring the Company to rationalize its manufacturing operations to meet declining customer demand. The programs included the transfer of certain manufacturing operations at the Company’s facility to other ON Semiconductor-owned facilities or to third party contractors by December 2001. The charge included $4.4 million to cover employee separation costs associated with the termination of approximately 700 employees. All impacted employees had been terminated and the Company released the remaining $1.7 million reserve to income during the second quarter of 2002.

         The planned discontinuation of certain manufacturing activities triggered an impairment analysis to the carrying value of the related assets and resulted in the Company recording asset impairment charges totaling $0.9 million. This charge included $0.9 million related to the Seremban assembly and test facility. The Company measured the amount of each asset impairment by comparing the carrying value of the respective assets to the related estimated fair value. The Company estimated future net cash flows for the period of continuing manufacturing activities for each group of assets using price, volume, cost, capital and salvage value assumptions that management considered to be reasonable in the circumstances. The impairment charges were recorded for the amount by which the carrying value of the respective assets exceeded their estimated fair value. The related assets have been sold to third parties at amounts that approximated their estimated fair values or were transferred to other manufacturing facilities at their previously existing carrying values.

         The June 2001 charge also included $0.6 million to cover certain exit costs relating facility closure. All facility closure activities had been completed and the Company released the remaining $0.2 million reserve to income during the third quarter of 2002.

March 2001 Restructuring Program

         In March 2001, the Company recorded charges totaling $3.5 million for costs associated with its restructuring programs. The charges of $3.5 million cover employee separation costs associated with the termination of approximately 350 employees. The employee separation costs reflected further reductions in manufacturing, general and administrative staffing levels in Malaysia. As of September 27, 2002 all impacted employees had been terminated under this restructuring program.

Note 12: Stock Options

Certain employees of the Company participate in ON Semiconductor stock option plans.

Generally, the options granted under these plans vest over a period of four years. Upon the termination of an option holder’s employment, all unvested options will immediately terminate and vested options will generally remain exercisable for a period of 90 days after date of termination (one year in the case of death or disability).

Information with respect to the activity of the stock option plans as it relates to the employees of the Company is as follows (in millions, except per share data):

	1999		2000		2001

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	—	—	0.3	$1.50	0.5	$8.00

Grants	0.3	$1.50	0.2	15.96	0.2	5.14

Exercises	—	—	—	—	—	—

Cancellations	—	—	—	—	(0.1)	12.08

Outstanding at end of year	0.3	$1.50	0.5	$8.00	0.6	$6.94

Exercisable at end of year	—	—	0.1	$1.50	0.1	$1.57

Weighted average fair value of options granted during the period		$0.39		$9.24		$3.18

The following tables summarize options outstanding and options exercisable at December 31, 2001:

	Outstanding Options

		Weighted	Weighted
		Average	Average
Range of Exercise	Number of	Contractual	Exercise
Prices	Shares	Life (in years)	Price

$1.45-$3.86	0.3	8.12	$1.90

$5.50-$7.00	0.1	9.15	6.14

$9.03-$16.00	0.2	8.33	15.96

Totals	0.6		$6.94

Exercisable Options

		Weighted	Weighted
		Average	Average
Range of Exercise	Number of	Contractual	Exercise
Prices	Shares	Life (in years)	Price

$1.50-$1.50	0.1	7.69	$1.50

These options will expire if not exercised at specific dates through November 2011.

2000 Employee Stock Purchase Plan

Eligible employees also participate in ON Semiconductor’s 2000 Employee Stock Purchase Plan. Subject to local legal requirements, each of the Company’s full-time employees has the right to elect to have up to 10% of their payroll applied towards the purchase of shares of ON Semiconductor common stock at a price equal to 85% of the fair market value of such shares as determined under the plan. Employees are limited to purchases of the lesser of 2,000 shares or $25,000 under this plan. During 2000, and 2001, employees purchased approximately 81,000 and 89,000 shares under the plan

Fair Value of Stock Options

As permitted by Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), the Company measures employee stock compensation expense in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”). Had the Company determined employee stock compensation expense in accordance with SFAS 123, the Company’s net income (loss) for 2001, 2000 and for the period from August 4, 1999 through December 31, 1999 would have been reduced (increased) to the pro forma amounts indicated below (in millions):

	August 4, 1999	Year ended
	through	December 31,
	December 31,
	1999	2000	2001

Net income (loss)

As reported	$10.9	$14.3	$(10.2)

Pro-forma	10.9	13.7	(10.9)

The fair value of each option grant has been estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Employee Stock Options	1999	2000	2001

Expected life (in years)	5	5	5

Risk-free interest rate	5.90%	6.59%	4.81%

Volatility	0.00	0.60	0.70

Employee Stock Purchase Plan	2000	2001

Expected life (in years)	0.33	0.25

Risk-free interest rate	6.20%	4.26%

Volatility	0.60	0.70

The weighted-average estimated fair value of employee stock options granted during 1999, 2000 and 2001 was $0.39, $9.24 and $3.18 per share, respectively. The weighted-average estimated fair value of shares sold under the 2000 Employee Stock Purchase Plan during 2000 and 2001 was $3.87 and $1.09, respectively.